    As filed with the Securities and Exchange Commission on August 10, 2000
                                                       Registration No. 333-
================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           _________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           _________________________

                               SCHLUMBERGER N.V.
                             (SCHLUMBERGER LIMITED)
             (Exact name of registrant as specified in its charter)

     NETHERLANDS ANTILLES                               52-0684746
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)


     153 EAST 53RD STREET, 57TH FLOOR
           NEW YORK, NEW YORK                            10022-4624

        42, RUE SAINT-DOMINIQUE
            PARIS, FRANCE                                   75007

        PARKSTRAAT 83, THE HAGUE
           THE NETHERLANDS                                2514 JG
(Addresses of Principal Executive Offices)              (Zip Codes)
                          __________________________

    SCHLUMBERGER LIMITED STOCK AND DEFERRAL PLAN FOR NON-EMPLOYEE DIRECTORS
                           (Full title of the plans)
                          __________________________

                            JAMES L. GUNDERSON, ESQ.
                         GENERAL COUNSEL AND SECRETARY
                              SCHLUMBERGER LIMITED
                        153 EAST 53RD STREET, 57TH FLOOR
                         NEW YORK, NEW YORK  10022-4624
                    (Name and address of agent for service)

                                 (212) 350-9400
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                     PROPOSED
                                                           AMOUNT         PROPOSED MAXIMUM           MAXIMUM           AMOUNT OF
                                                           TO BE         OFFERING PRICE PER     AGGREGATE OFFERING    REGISTRATION
       TITLE OF  SECURITIES TO BE REGISTERED           REGISTERED (2)        SHARE (1)              PRICE (1)             FEE
---------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.01 per share (2)..........   25,000 shares                 $49.10              $1,227,500        $306.88
==================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to 457(h), based on the average of the high and low prices of the common stock of Schlumberger Limited reported on the New York Stock Exchange Composite Tape on August 9, 2001.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also include such additional indeterminant number of shares of common stock as may become issuable under the Schlumberger Limited Stock and Deferral Plan for Non-Employee Directors as a result of stock splits, stock dividends or similar transactions.

================================================================================

                             INTRODUCTORY STATEMENT

     Schlumberger Limited (the "Registrant"; SEC File No. 1-4601) is filing this Registration Statement on Form S-8 relating to 25,000 shares of its common stock, par value $.01 per share ("Common Stock"), issuable pursuant to the terms of the Schlumberger Limited Stock and Deferral Plan for Non-Employee Directors.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Note: The document(s) containing the information concerning the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of Registrant information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

     There are also registered hereunder such additional indeterminate shares of the Registrant's common stock as may be required as a result of stock splits, stock dividends or similar transactions.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     Schlumberger Limited, a corporation organized under the laws of the Netherlands Antilles, incorporates by reference in this registration statement the following documents:

(a) Our Annual Report on Form 10-K (for the year ended December 31, 2000) filed on March 8, 2001 and our Annual Report on Form 10-K/A filed on March 13, 2001;

(b) Our Quarterly Report on Form 10-Q (for the quarter ended March 31, 2001) filed on April 25, 2001;

(c) Our Quarterly Report on Form 10-Q (for the quarter ended June 30, 2001) filed on August 9, 2001;

(d) Our Current Report on Form 8-K filed on February 16, 2001, our Current Report on Form 8-K filed on April 20, 2001 and our Current Report on Form 8-K/A filed on June 15, 2001; and

(e) The description of our common stock contained in our registration statement on Form 20 dated January 8, 1962, filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

     Each document filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

     Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES

Authorized, Issued and Treasury Shares

     We are authorized to issue 1,500,000,000 shares of common stock, par value $0.01 per share. As of July 31, 2001, 667,090,244 shares were issued; 573,882,168 shares were outstanding; and 93,208,076 shares were held by us as treasury stock. In addition, we are authorized to issue, with some limitations with respect to voting rights, liquidation and dividend preferences, 200,000,000 shares of cumulative preferred stock, par value $0.01 per share, which may be issued in one or more separate series. If issued, the preferred stock may contain provisions allowing it to be converted into common stock under terms and conditions specified by our board of directors. No shares of preferred stock have been issued as of the date hereof.

Dividend Rights

     All outstanding shares of our common stock (i.e., shares not held by us) are entitled to participate equally and receive dividends which may be paid out of available profits of the preceding fiscal year or years. All accumulated and unpaid dividends payable on preferred stock (if issued and outstanding) must be paid prior to the payment of any dividends on common stock. The amount of dividends payable with respect to any fiscal year is determined by the stockholders at the annual general meeting held within nine months of such fiscal year following such fiscal year, except that our board of directors may allocate such part of the earnings to the retained earnings reserves as it deems fit and may declare interim dividends.

Voting Rights

     Each holder of shares of common stock is entitled to one vote for each share registered in that holder's name. Voting rights may be exercised in person or by proxy. No action to amend our articles of incorporation or to sell all or substantially all of our assets or to dissolve us can be taken except upon the authorization of the holders of at least a majority of the outstanding shares eligible to vote. In addition, holders of preferred stock (if issued and outstanding) would have additional rights to vote as a class on certain amendments to our articles of incorporation that would adversely affect the preferred stock. Any other action requiring the approval of the stockholders may be authorized by a majority of the votes cast (excluding any abstentions) at any meeting at which a quorum is present, except that, if a quorum is not present at any meeting, a second meeting may be called, to be held within two months, at which second meeting, despite the absence of a quorum, valid resolutions may be adopted with respect to any matter stated in the notice of the original meeting and of the second meeting. A quorum consists of not less than 50% of the shares outstanding and eligible to vote.

     Our board of directors is authorized to effect reorganizations or rearrangements of our corporate structure or that of our subsidiaries without the vote of stockholders if such reorganization or rearrangement does not result in any diminution of the beneficial interest of the stockholders in our assets. The board of directors may change our corporate domicile from the Netherlands Antilles to another jurisdiction without the necessity of any stockholder action or approval.

Preemptive and Other Rights

     The shares of our common stock do not carry any preemptive or conversion rights, and there are no redemption provisions with respect to the common stock. The shares of preferred stock (if issued and outstanding) would not carry any preemptive rights, but our board of directors could specify conversion rights, redemption provisions and (within limits) liquidation preferences with respect
to one or more series of preferred stock.   We may for our own account purchase
shares of common stock so long as at least one-fifth of our authorized capital stock remains outstanding with other holders. In the event of liquidation, each share of common stock is entitled to equal rights after satisfaction of any preferred stock liquidation preference.

Listing, Transfer Agents and Registrars

     Our common stock is listed for trading on the New York, London, Euronext Paris, Amsterdam and BES (Bourse Electronique Swisse) stock exchanges. The Transfer Agent and Registrar for the common stock is EquiServe Trust Company, N.A., Boston, Massachusetts.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     The legality of the Common Stock is being passed upon by Ellen S. Summer, Esq., our Director of Legal Services.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 10 of our Articles of Incorporation and Article V of our By-Laws provide that:

     We have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Schlumberger) by reason of the fact that he or she is or was a director, officer, employee or agent of Schlumberger, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful. We are required to indemnify any of our present or former officers or directors to the fullest extent allowed by the preceding paragraphs in the event of a "Change of Control." "Change in Control" means a change in control of Schlumberger, which shall be deemed to have occurred if at any time (i) any entity, person or organization is or becomes the legal or beneficial owner, directly or indirectly, of securities of Schlumberger representing 30% or more of the combined voting power of Schlumberger's then outstanding shares without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such entity, person or organization attaining such percentage interest; (ii) Schlumberger is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) during any 15-month period, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by Schlumberger's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

     We have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Schlumberger to procure a judgment in our favor by reason of the fact that such person is or was a director, officer, employee or agent of Schlumberger, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been finally adjudged to be liable to us for improper conduct unless and only to the extent that the court in which that action or suit was brought or any other court having appropriate jurisdiction determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for those expenses, judgments, fines and amounts paid in settlement which the court in which the action or suit was brought or such other court having appropriate jurisdiction deems proper. We are required to indemnify any of our present or former officers or directors to the fullest extent allowed by the preceding paragraphs in the event of a Change in Control (as defined above).

     To the extent that one of our directors, officers, employees or agents has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the two preceding paragraphs, or in defense of any claim, issue or matter therein, we will indemnify that person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Any indemnification under the first two paragraphs in this item (unless ordered by a court) may be made by us only as authorized by contract approved, or by-laws, resolution or other action adopted or taken, by the board of directors or by the stockholders or as required by the last sentences of such paragraphs.

     Expenses incurred in defending a civil or criminal action, suit or proceeding will be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by us as authorized by Article V of the By-Laws or Article 10 of the Articles of Incorporation.

     The indemnification and advancement of expenses provided by or granted pursuant to the other Sections of Article V of the By-Laws and Article 10 of the Articles of Incorporation are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of that person.

     We have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Schlumberger, or is or was serving at our request in such a capacity for another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against that person and incurred by that person in any of those capacities or arising out of such person's status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of Article V of the By-Laws or Article 10 of the Articles of Incorporation.

     For purposes of Article V of the By-Laws and Article 10 of the Articles of Incorporation, reference to us or Schlumberger includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, stands in the same position under the provisions of
Article V of the By-Laws and Article 10 of the Articles of Incorporation with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     For purposes of Article V of the By-Laws and Article 10 of the Articles of Incorporation, references to "other enterprises" includes employee benefit plans; references to "fines" includes any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of us" or "serving at the request of Schlumberger" includes any service as a director, officer, employee or agent of Schlumberger which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of us" or "not opposed to the best interests of Schlumberger."

     In addition, we maintain directors' and officers' liability insurance which insures against certain liabilities that the officers and directors of Schlumberger may incur in such capacities.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.

ITEM 8.      EXHIBITS

     The following documents are filed as a part of this registration statement or incorporated by reference herein:


 Exhibit
   No.                                                Description
---------                                             -----------

     *4.1   --       Deed of Incorporation of Schlumberger N.V. as last amended on May 4, 2001 (incorporated by reference to Exhibit 3(a) to Schlumberger's Form 10-Q for the quarter ended June 30, 2001, File No. 1-4601).

     *4.2   --       By-laws of Schlumberger N.V., as last amended on April 19,
                     2001 (incorporated by reference to Exhibit 3(b) to Schlumberger's Form 10-Q for the quarter ended June 30,
                     2001, File No. 1-4601).

      4.3   --       Schlumberger Limited Stock and Deferral Plan for Non-
                     Employee Directors (filed herewith).

        5   --       Opinion of Ellen S. Summer, Esq. (filed herewith).

     23.1   --       Consent of PricewaterhouseCoopers LLP (New York, NY)
                     independent accountants (filed herewith).

     23.2   --       Consent of PricewaterhouseCoopers LLP (London) independent accountants (filed herewith).

     23.3   --       Consent of Ellen S. Summer, Esq. (included in Exhibit 5).

       24   --       Powers of Attorney (filed herewith).
______________

*  Incorporated by reference as indicated.


ITEM 9.  UNDERTAKINGS

 (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

 provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and
 (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 10, 2001.

                                 SCHLUMBERGER N.V.
                                 (Schlumberger Limited)

                                 By:      /s/ Jack Liu
                                    ------------------
                                    Jack Liu
                                    Executive Vice President and
                                    Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on August 10, 2001 in the capacities indicated.



                     *                                                *
----------------------------------------------   -----------------------------------------------
D. Euan Baird                                               William T. McCormick, Jr.
Director, Chairman, President                                       Director
and Chief Executive Officer


                     *                                                *
----------------------------------------------   -----------------------------------------------
Victor E. Grijalva                               Didier Primat
Director, Vice Chairman                          Director


   /s/ Jack Liu                                                       *
----------------------------------------------   -----------------------------------------------
Jack Liu                                         Nicolas Seydoux
Executive Vice President and Chief Financial     Director
 Officer


   /s/ Jean-Marc Perraud                                              *
----------------------------------------------   -----------------------------------------------
Jean-Marc Perraud                                Linda G. Stuntz
Controller and Chief Accounting Officer          Director


                     *                                                *
----------------------------------------------   -----------------------------------------------
John Deutch                                      Sven Ullring
Director                                         Director


                     *                                                *
----------------------------------------------   -----------------------------------------------
Yoshihiko Wakumoto                               Andre Levy-Lang
Director                                         Director


                     *                                                *
----------------------------------------------   -----------------------------------------------
John C. Mayo                                     Don E. Ackerman
Director                                         Director



*By:       /s/ Ellen S. Summer
    --------------------------
   Ellen S. Summer
   Attorney-in-Fact, pursuant to Powers of Attorney (filed herewith)

                                 EXHIBIT INDEX

 Exhibit
   No.                                     Description
---------                                  -----------

     *4.1   --       Deed of Incorporation of Schlumberger N.V. as last amended on May 4, 2001 (incorporated by reference to Exhibit 3(a) to Schlumberger's Form 10-Q for the quarter ended June 30, 2001, File No. 1-4601).

     *4.2   --       By-laws of Schlumberger N.V., as last amended on April 19,
                     2001 (incorporated by reference to Exhibit 3(b) to Schlumberger's Form 10-Q for the quarter ended June 30,
                     2001, File No. 1-4601).

      4.3   --       Schlumberger Limited Stock and Deferral Plan for Non-
                     Employee Directors (filed herewith).

        5   --       Opinion of Ellen S. Summer, Esq. (filed herewith).

     23.1   --       Consent of PricewaterhouseCoopers LLP (New York, NY)
                     independent accountants (filed herewith).

     23.2   --       Consent of PricewaterhouseCoopers LLP (London) independent accountants (filed herewith).

     23.3   --       Consent of Ellen S. Summer, Esq. (included in Exhibit 5).

       24   --       Powers of Attorney (filed herewith).
______________
*      Incorporated by reference as indicated